Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2019
AND SCHEDULES CONFERENCE CALL

■	Third Quarter 2019 Revenue:	$2.4 billion; up 7%
■	Third Quarter 2019 Operating Income:	$212.1 million; up 21%
■	Third Quarter 2019 EPS:	$1.40 vs. $1.19

LOWELL, Ark., October 15, 2019 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2019 net earnings of $151.2 million, or diluted earnings per share of $1.40 vs. third quarter 2018 net earnings of $131.1 million, or $1.19 cents per diluted share. Included in the third quarter 2018 results were after-tax charges of $31.1 million or 28 cents per share related to arbitration and other legal claims and a customer bankruptcy.

Total operating revenue for the current quarter was $2.4 billion, compared with $2.2 billion for the third quarter 2018. A revenue per load increase of 2% in Intermodal (JBI), a 13% increase in revenue producing trucks and an increase of 9% in asset productivity in Dedicated Contract Services (DCS) were partially offset by a 4% decrease in load count in Integrated Capacity Solutions (ICS) and a 5% decrease in rates per loaded mile in Truck (JBT). Current quarter total operating revenue, excluding fuel surcharges, increased 9% vs. the comparable quarter 2018.

The amount of ICS operating revenue executed through Marketplace for J.B. Hunt 360° increased to $205 million compared to $151 million in third quarter 2018. In addition, JBI executed approximately $46 million of third-party dray cost and JBT executed approximately $16 million of its independent contractor costs through the platform during the quarter.

Operating income for the current quarter totaled $212.1 million vs. $174.7 million for the third quarter 2018. Operating income in third quarter 2018 included $39 million in pre-tax charges reflected in increased rail purchase transportation expense, insurance and claims costs, and bad debt expense. Excluding these charges, operating income decreased 1% from third quarter 2018 primarily from higher building rental for Final Mile Services network expansion, lower gross margins in ICS, increases in driver wages and recruiting costs, increased rail purchase transportation rates, and increased technology spend on new applications and legacy operating systems.

Interest expense in the current quarter increased primarily from a higher debt balance and higher fixed interest rates compared to third quarter 2018. The effective income tax rate for the current quarter is 24.3% compared to 20.4% for third quarter 2018. We expect our 2019 annual tax rate to be approximately 24.5%.

Segment Information:

Intermodal (JBI)

■    Third Quarter 2019 Segment Revenue:       $1.24 billion; up 2%

■    Third Quarter 2019 Operating Income:      $132.9 million; up 10%

Overall volumes were flat with the same period in 2018. Transcontinental loads increased 7% while the Eastern network loads declined 11% compared to the third quarter 2018. Revenue increased 2% reflecting flat volumes and an approximate 2% increase in revenue per load, which is the combination of changes in customer rate, freight mix, and fuel surcharges. Revenue per load excluding fuel surcharges increased approximately 5%, compared to third quarter 2018.

Operating income increased 10% over prior year. Third quarter 2018 included $27.3 million in pre-tax charges for arbitration and other legal claims and a customer bankruptcy. Excluding these charges, operating income decreased approximately 10% from the same period in 2018 primarily due to higher rail purchase transportation costs, higher box repositioning costs, lower box turns, and increased costs to attract, place, and retain drivers. The current period ended with approximately 96,700 units of trailing capacity and 5,643 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■    Third Quarter 2019 Segment Revenue:       $696 million; up 28%

■    Third Quarter 2019 Operating Income:      $78.3 million; up 124%

DCS revenue increased 28% during the current quarter over the same period in 2018. Productivity (revenue per truck per week) increased by approximately 9% vs. 2018. Productivity excluding fuel surcharge revenue increased approximately 11% from a year ago primarily from the February 2019 acquisition, customer rate increases, improved integration of assets between customer accounts, and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $53 million (primarily from the February 2019 acquisition) compared to the third quarter 2018. A net additional 1,277 revenue producing trucks, 120 net additions sequentially from second quarter 2019, were in the fleet by the end of the quarter. Approximately 64% of these additions represent private fleet conversions and 11% represent FMS vs. traditional dedicated capacity services. Customer retention rates remain above 98%.

Operating income increased by 124% from a year ago. Third quarter 2018 included $8.4 million in pre-tax charges to insurance and claims costs. Excluding these charges, operating income increased 80% primarily from increased trucks under contract, higher productivity and more predictable and consistent contract start-up costs partially offset by increased costs to expand the FMS network, increased driver wages, and an incremental $1.4 million in non-cash amortization expense attributable to the February 2019 acquisition compared to third quarter 2018.

Integrated Capacity Solutions (ICS)

■    Third Quarter 2019 Segment Revenue:       $337 million; down 3%

■    Third Quarter 2019 Operating (Loss):         $(5.6 million); compared to $10.2 Operating Income in 2018

ICS revenue decreased 3% in the current quarter vs. the third quarter 2018. Volumes decreased 4% while revenue per load increased approximately 2% primarily due to a decreased mix of contractual less-than-truckload volume and a competitive pricing environment for contractual truckload business compared to third quarter 2018. Total contractual volumes represented approximately 74% of total load volume and 62% of total revenue in the current period compared to 72% and 49%, respectively, in the third quarter 2018. Of the total reported ICS revenue, approximately $205 million was executed through the Marketplace for J.B. Hunt 360° compared to $151 million in the third quarter 2018.

Operating income decreased by $15.9 million compared to the same period 2018. Third quarter 2018 included $3 million in pre-tax charges due to a customer bankruptcy and insurance and claims costs. Excluding these charges, operating income decreased $18.9 million from prior year primarily from a lower gross profit margin percentage, increased costs to expand capacity and functionality of the Marketplace for J.B. Hunt 360°, increased personnel costs, and increased digital marketing costs. Gross profit margin decreased to 12.7% in the current quarter vs. 15.5% compared to the prior year primarily from a competitive pricing environment in the contractual business and a softer overall spot market. ICS carrier base increased 20% and the employee count increased 5% vs. third quarter 2018.

Truck (JBT)

■    Third Quarter 2019 Segment Revenue:       $94 million; down 11%

■    Third Quarter 2019 Operating Income:      $6.6 million; down 28%

JBT revenue decreased 11% from the same period in 2018. Revenue excluding fuel surcharge decreased approximately 10%, primarily from a 5% decrease in rates per loaded mile, a 2% decrease in length of haul, and a 3% decrease in load count compared to a year ago. Comparable contractual customer rates increased approximately 1.5% compared to the same period in 2018. At the end of the period, JBT operated 1,896 tractors compared to 1,972 a year ago.

Operating income decreased 28% compared to third quarter 2018. A smaller percentage of spot market loads moved to total loads moved, higher empty miles per load, and an overall decrease in total loads compared to third quarter 2018 all contributed to lower operating income.

Cash Flow and Capitalization:

At September 30, 2019, we had a total of $1.29 billion outstanding on various debt instruments compared to $1.07 billion at September 30, 2018 and $1.15 billion at December 31, 2018.

Our net capital expenditures for the nine months ended September 30, 2019, approximated $587 million compared to $585 million for the same period 2018. At September 30, 2019, we had cash and cash equivalents of approximately $75 million.

We purchased approximately 380,000 shares of our common stock during the third quarter 2019 for approximately $36 million. At September 30, 2019, we had approximately $145 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2019, approximated 106.6 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 pm CT to discuss the quarterly earnings. To receive a dial-in number and personal access code, participants must register here. A replay of the call will be posted on its website following the call.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our website, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,102,494		$1,936,653
Fuel surcharge revenues	261,166		273,107
Total operating revenues	2,363,660	100.0%	2,209,760	100.0%

Operating expenses
Rents and purchased transportation	1,169,577	49.5%	1,125,386	50.9%
Salaries, wages and employee benefits	554,872	23.5%	495,350	22.4%
Depreciation and amortization	126,803	5.3%	108,801	4.9%
Fuel and fuel taxes	114,764	4.8%	117,976	5.3%
Operating supplies and expenses	87,044	3.7%	79,225	3.6%
General and administrative expenses, net of asset dispositions	49,077	2.1%	42,449	1.9%
Insurance and claims	26,543	1.1%	45,594	2.1%
Operating taxes and licenses	14,266	0.6%	13,203	0.7%
Communication and utilities	8,639	0.4%	7,088	0.3%
Total operating expenses	2,151,585	91.0%	2,035,072	92.1%
Operating income	212,075	9.0%	174,688	7.9%
Net interest expense	12,357	0.5%	9,961	0.5%
Earnings before income taxes	199,718	8.5%	164,727	7.4%
Income taxes	48,502	2.1%	33,617	1.5%
Net earnings	$151,216	6.4%	$131,110	5.9%
Average diluted shares outstanding	107,692		110,235
Diluted earnings per share	$1.40		$1.19

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,954,102		$5,523,974
Fuel surcharge revenues	760,832		773,058
Total operating revenues	6,714,934	100.0%	6,297,032	100.0%

Operating expenses
Rents and purchased transportation	3,255,882	48.5%	3,163,443	50.2%
Salaries, wages and employee benefits	1,606,344	23.9%	1,410,942	22.4%
Depreciation and amortization	370,728	5.5%	321,807	5.1%
Fuel and fuel taxes	344,926	5.1%	341,398	5.4%
Operating supplies and expenses	249,480	3.7%	226,352	3.6%
General and administrative expenses, net of asset dispositions	140,654	2.2%	112,078	1.8%
Insurance and claims	107,550	1.6%	102,464	1.6%
Operating taxes and licenses	40,991	0.6%	37,025	0.6%
Communication and utilities	25,416	0.4%	23,241	0.4%
Total operating expenses	6,141,971	91.5%	5,738,750	91.1%
Operating income	572,963	8.5%	558,282	8.9%
Net interest expense	40,153	0.6%	28,969	0.5%
Earnings before income taxes	532,810	7.9%	529,313	8.4%
Income taxes	128,360	1.9%	128,409	2.0%
Net earnings	$404,450	6.0%	$400,904	6.4%
Average diluted shares outstanding	108,569		110,591
Diluted earnings per share	$3.73		$3.63

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,239,671	52%	$1,218,408	55%
Dedicated	696,088	30%	542,884	24%
Integrated Capacity Solutions	336,721	14%	345,830	16%
Truck	94,182	4%	105,685	5%
Subtotal	2,366,662	100%	2,212,807	100%
Intersegment eliminations	(3,002)	(0%)	(3,047)	(0%)
Consolidated revenue	$2,363,660	100%	$2,209,760	100%

Operating income

Intermodal	$132,921	63%	$120,319	69%
Dedicated	78,280	37%	34,990	20%
Integrated Capacity Solutions	(5,639)	(3%)	10,216	6%
Truck	6,597	3%	9,218	5%
Other (1)	(84)	(0%)	(55)	(0%)
Operating income	$212,075	100%	$174,688	100%

	Nine Months Ended September 30
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,477,493	52%	$3,453,180	55%
Dedicated	1,977,871	29%	1,567,346	25%
Integrated Capacity Solutions	971,799	15%	989,230	15%
Truck	295,661	4%	299,644	5%
Subtotal	6,722,824	100%	6,309,400	100%
Intersegment eliminations	(7,890)	(0%)	(12,368)	(0%)
Consolidated revenue	$6,714,934	100%	$6,297,032	100%

Operating income

Intermodal	$360,595	63%	$368,554	66%
Dedicated	189,014	33%	134,003	24%
Integrated Capacity Solutions	755	0%	34,026	6%
Truck	22,725	4%	21,832	4%
Other (1)	(126)	(0%)	(133)	(0%)
Operating income	$572,963	100%	$558,282	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2019	2018

Intermodal

Loads	517,409	519,974
Average length of haul	1,697	1,636
Revenue per load	$2,396	$2,343
Average tractors during the period *	5,642	5,582

Tractors (end of period)
Company-owned	5,039	4,969
Independent contractor	604	631
Total tractors	5,643	5,600

Net change in trailing equipment during the period	30	2,577
Trailing equipment (end of period)	96,689	93,152
Average effective trailing equipment usage	89,175	89,456

Dedicated

Loads	929,466	753,814
Average length of haul	169	174
Revenue per truck per week**	$4,927	$4,504
Average trucks during the period***	10,837	9,331

Trucks (end of period)
Company-owned	10,424	9,182
Independent contractor	41	56
Customer-owned (Dedicated operated)	469	419
Total trucks	10,934	9,657

Trailing equipment (end of period)	27,965	26,116
Average effective trailing equipment usage	28,331	26,600

Integrated Capacity Solutions

Loads	320,183	334,321
Revenue per load	$1,052	$1,034
Gross profit margin	12.7%	15.5%
Employee count (end of period)	1,193	1,137
Approximate number of third-party carriers (end of period)	82,600	69,000
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	667,000	479,400
Revenue (millions)	$205.4	$151.0

Truck

Loads	86,647	89,491
Average length of haul	409	417
Loaded miles (000)	35,411	37,348
Total miles (000)	43,639	44,850
Average nonpaid empty miles per load	95.0	83.7
Revenue per tractor per week**	$3,829	$4,366
Average tractors during the period *	1,910	1,904

Tractors (end of period)
Company-owned	859	1,136
Independent contractor	1,037	836
Total tractors	1,896	1,972

Trailers (end of period)	6,826	6,818
Average effective trailing equipment usage	6,422	6,462

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2019	2018

Intermodal

Loads	1,458,271	1,536,079
Average length of haul	1,670	1,644
Revenue per load	$2,385	$2,248
Average tractors during the period *	5,651	5,524

Tractors (end of period)
Company-owned	5,039	4,969
Independent contractor	604	631
Total tractors	5,643	5,600

Net change in trailing equipment during the period	1,787	4,542
Trailing equipment (end of period)	96,689	93,152
Average effective trailing equipment usage	84,924	87,724

Dedicated

Loads	2,669,673	2,173,301
Average length of haul	170	178
Revenue per truck per week**	$4,816	$4,471
Average trucks during the period***	10,627	9,048

Trucks (end of period)
Company-owned	10,424	9,182
Independent contractor	41	56
Customer-owned (Dedicated operated)	469	419
Total trucks	10,934	9,657

Trailing equipment (end of period)	27,965	26,116
Average effective trailing equipment usage	28,095	26,736

Integrated Capacity Solutions

Loads	915,932	917,120
Revenue per load	$1,061	$1,079
Gross profit margin	14.1%	14.9%
Employee count (end of period)	1,193	1,137
Approximate number of third-party carriers (end of period)	82,600	69,000
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	667,000	479,400
Revenue (millions)	$614.3	$383.4

Truck

Loads	259,568	259,290
Average length of haul	421	434
Loaded miles (000)	109,122	112,494
Total miles (000)	134,491	134,163
Average nonpaid empty miles per load	97.8	83.6
Revenue per tractor per week**	$3,885	$4,023
Average tractors during the period*	1,986	1,950

Tractors (end of period)
Company-owned	859	1,136
Independent contractor	1,037	836
Total tractors	1,896	1,972

Trailers (end of period)	6,826	6,818
Average effective trailing equipment usage	6,515	6,506

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$75,132	$7,600
Accounts receivable, net	1,051,027	1,051,698
Prepaid expenses and other, net	257,297	443,683
Total current assets	1,383,456	1,502,981
Property and equipment	5,615,289	5,329,243
Less accumulated depreciation	1,964,927	1,884,132
Net property and equipment	3,650,362	3,445,111
Other assets, net	352,519	143,555
	$5,386,337	$5,091,647

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,706
Trade accounts payable	628,159	709,736
Claims accruals	264,345	275,139
Accrued payroll	66,692	80,922
Other accrued expenses	77,465	35,845
Total current liabilities	1,036,661	1,352,348

Long-term debt	1,293,312	898,398
Other long-term liabilities	180,656	96,056
Deferred income taxes	649,373	643,461
Stockholders' equity	2,226,335	2,101,384
	$5,386,337	$5,091,647

Supplemental Data

(unaudited)

	September 30, 2019	December 31, 2018

Actual shares outstanding at end of period (000)	106,578	108,711

Book value per actual share outstanding at end of period	$20.89	$19.33

	Nine Months Ended September 30
	2019	2018

Net cash provided by operating activities (000)	$937,595	$777,603

Net capital expenditures (000)	$586,607	$584,977